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                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
The Cerplex Group, Inc.:

     Our report dated February 23, 1998, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has net stockholders' and working capital deficiencies as well as insufficient funds to pay its secured and unsecured debt obligations which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of this uncertainty.

     We consent to the use of our reports incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

                                                /s/ KPMG PEAT MARWICK LLP

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Orange County, California
March 13, 1998